EXHIBIT 10.8

STATE OF GEORGIA	)
)
COUNTY OF RICHMOND	)

EXECUTIVE SALARY CONTINUATION AND PARTICIPATION AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of October, 2000 (hereinafter called the “Agreement” or “Participation Agreement” in this and simultaneously executed documents) by and between Georgia Bank & Trust Company of Augusta, a banking corporation organized and existing under the laws of the State of Georgia (hereinafter called the “Bank”), and R. Daniel Blanton, (hereinafter called the “Executive”).

WITNESSETH:

WHEREAS, the Executive is in the employ of the Bank serving as its President - Chief Executive Officer, and

WHEREAS, the experience of the Executive, his knowledge of the affairs of the Bank, his reputation and contacts in the industry are so valuable that assurance of his continued services is essential for the future growth and profits of the Bank it is in the best interests of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure him remaining in the Bank’s employment during his lifetime or until the age of retirement; and

WHEREAS, it is the desire of the Bank that the services of the Executive be retained as herein provided; and

WHEREAS, the Bank has established a Non-Qualified Defined Benefit Plan (hereinafter called the “Plan”) as of the first day of October, 2000;

WHEREAS, the Executive accepts the Bank’s invitation to participate in the Plan and hereby acknowledges having read the Plan, understood its terms, understood that benefits will paid pursuant to the Plan only under certain circumstances described therein, understood that the Executive is a general creditor of the Bank, or its successors and assigns, and that the Executive has no interest in specific assets owned by the Bank;

WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay him or his beneficiaries certain benefits in accordance with the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promise and covenants herein contained, it is agreed as follows:

ARTICLE 1.

Definitions

1.1.	Beneficiary – The term Beneficiary shall mean the person or persons whom the Executive shall designate in writing to receive the benefits provided hereunder and as further designated on the Executive’s Beneficiary Designation shown as Schedule “C” hereto.

1.2.	Disability – The term Disability shall mean an inability to substantially perform the usual and regular duties performed by the Executive as an employee of the Bank. Such disability may be caused by either illness or injury and includes mental disabilities. For purposes of this Agreement the determination of the Executive’s disability shall be made solely by the Board of Directors of the Bank without participation by the alleged disabled Executive. Such a determination by the Board of Directors shall be final and conclusive on all parties hereto.

1.3.	Named Fiduciary and Plan Administrator – Subject to the direction of the Compensation Committee of the Board of Directors of the Bank, the Secretary of the Bank is hereby designated as the Named Fiduciary and the Chief Operating Officer as the Plan Administrator of this Plan.

ARTICLE 2.

Terms of Employment

2.1.	Employment – The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of directors of the Bank

2.2.	Full Efforts – The Executive agrees to devote his full time and attention exclusively to the business and affairs of the Bank, except during vacation periods, and to use his best efforts to furnish faithful and satisfactory services to the Bank.

2.3.	Fringe Benefits – The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

ARTICLE 3.

Benefits

3.1.	Retirement – If the Executive shall continue in the employment of the Bank until he attains the age of sixty-five (65), he may retire from active daily employment as of the first day of the month next following attainment of sixty-five (65) or upon such later date as may be mutually agreed upon by the Executive and the Bank. After age fifty-five (55) the Executive may take Early Retirement (as defined in the Plan) and receive a reduced benefit payment based upon the vesting schedule attached hereto as Schedule “A”.

3.2.	Payment – The Bank agrees that upon such retirement it will pay to the Executive the annual sum of one hundred twenty thousand dollars ($120,000), payable monthly on the first day of each month following such retirement for a period of two hundred forty (240) months; subject to the conditions and limitations hereinafter set forth.

3.3.	Death After Retirement – The Bank agrees that if the Executive shall so retire, but shall die before receiving the full amount of monthly payments to which he is entitled hereunder, it will continue to make such monthly payments to the Executive’s designated Beneficiary for the remaining period. The Executive shall execute a Beneficiary Designation as shown on the attached Schedule “C”, but if a valid Beneficiary Designation is not in effect, the payment shall be made to the Executive’s surviving spouse or, if none, said payments shall be made to the duly qualified personal representative, executor or administrator of his estate. Bank may, at its option, make a lump sum payment based upon the present value of remaining benefit.

3.4.	Death Prior to Retirement – In the event the Executive should die while actively employed by the Bank, at any time after the date of this Agreement but prior to him attaining the age of sixty-five (65), the Bank will agree to pay a lump sum per attached Schedule “B” to the Executive’s designated Beneficiary. No death benefit shall be payable hereunder if it is determined that the Executive’s death was caused by suicide or contestable circumstances within 2 years of the date of this agreement.

3.5.	Disability Prior to Retirement – In the event the Executive should be come disabled while actively employed by the bank, at any time after the date of this Agreement but prior to him attaining the age of sixty-five (65) years, the Executive will be considered to be fully vested in the amount set forth in Schedule A attached hereto and made a part hereof. Said amount shall be paid to the Executive in a lump sum within three (3) months of the determination of disability. At the Executive’s option said payment may be received over a period not to exceed 60 months. Said payment shall be in lieu of any other retirement or death benefit under this Agreement.

ARTICLE 4.

Termination

4.1.	Termination of Employment – The Bank reserves the right to terminate the employment of the Executive at any time prior to retirement. In the event that the employment of the Executive shall terminate prior to him attaining age sixty-five (65), other than by reason of his disability or his death, the Executive shall be entitled to the following benefits under the following circumstances:

4.1.1.	If the Executive is terminated with Reasonable Cause, Executive shall receive no benefit under this Agreement and shall lose any right to any benefit vested at the time of termination.

4.1.2.	If the Executive voluntarily terminates employment with the Bank prior to the age of fifty-five (55), Executive shall receive no benefit under this Agreement and shall lose any right to any benefit vested at the time of termination. If the Executive voluntarily terminates employment with the Bank prior to retirement after Executive has attained the age of fifty-five (55) and Executive has been employed by the Bank for a period of at least six (6) continuous years from the date of this Agreement, the Executive will be considered vested in the amount set out in Section 3.2 by the percentage set out in Schedule A attached hereto and made a part hereof. In the event of Executive’s voluntary termination as described herein, the Bank will pay such amount to the Executive over the time period and subject to the conditions applicable to Section 3.2, provided however, the Bank shall have the right to prepay this obligation in full.

4.1.3.

Anything hereinabove to the contrary notwithstanding, if the Bank terminates the Executive’s employment involuntarily for any reason other than “reasonable cause,” defined below, or if the Bank undertakes any action or course of action designed to induce the Executive to terminate his employment (e.g., reducing the Executive’s title or responsibilities, reducing the Executive’s compensation disproportionately as compared to reductions for other Bank executives), the Bank shall pay to the Executive the retirement benefits described in 3.2. The benefits shall be paid commencing on the Executive’s 65th birthday. “Reasonable cause” means the Executive’s gross negligence, fraud or conviction for any willful violation of any law or significant regulatory policy, committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank. “Reasonable cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position.

4.1.4.	Anything hereinabove to the contrary notwithstanding, if the Executive is not fully vested in the amount set forth in Schedule A, he or she shall become fully vested in the benefit payment previously described in Section 3.2 in the event of a transfer in the controlling ownership or sale of the Bank or its parent. This benefit shall remain an obligation of the Bank and its successors and shall be fully funded to age 65 regardless of a change of control or continued employment of the Executive after the change of control.

4.2.	Termination of Agreement by Reason of Changes in Law – The Bank is entering into this Agreement upon the assumption that certain existing tax laws will continue in effect in substantially their current form. In the event of any changes in such federal laws, the Bank shall have an option to terminate or modify this Agreement. Provided, however, that the Executive shall be entitled to at least the same amounts as he would have been entitled to under Article 3 hereof. The payment of said amount shall be made upon such terms and conditions and, at such time as the Bank shall determine, but in no event commencing no later than age sixty-five (65).

ARTICLE 5.

Miscellaneous

5.1.	Nonassignability – Neither the Executive, his spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owned by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

5.2.	Claims Procedure – The Bank shall make all determinations as to rights to benefits under this Agreement. Any decision by the Bank denying a claim by the Executive or his beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed to the Executive or such beneficiary. Such decision shall set forth the specific reasons for the denial, written to the best of the Corporation’s ability in a manner calculated to be understood without legal or actuarial counsel. In addition, the Bank shall provide a reasonable opportunity to the Executive or such beneficiary for full and fair review of the decision denying such claim.

5.3.	Unsecured General Creditor – The Executive and his beneficiary shall have no legal right or equitable rights, interests, or claims in or to any property or assets of the Bank. No assets of the Bank shall be held under any trust for the benefit of the Executive or his beneficiaries or held in any way as security for the fulfilling of the obligations of the Bank under this plan. All of the Bank’s assets shall be and remain the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under this plan shall be that of an unfunded and unsecured promise by the Bank to pay money in the future. Executives and their beneficiaries shall be unsecured general creditors with respect to any benefits hereunder.

5.4.	Reorganization – The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another Bank, firm, or person unless and until such succeeding or continuing Bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such successor or survivor Bank.

5.5.	Binding Effect – This Agreement shall be binding upon and inure to the benefits of the Executive and his personal representatives, and the Bank and any successor organization, which shall succeed to substantially all of its assets and business.

5.6.	Not a Contract of Employment – This agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate his employment.

ARTICLE 6.

Participation in Plan

Acceptance of Invitation to Participate in the Plan - The Executive hereby agrees to accept the invitation of the Bank to participate in the Plan, subject to its terms and conditions as set forth therein.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be duly executed by its proper officer and the Executive has hereunto set his hand at Augusta, Georgia, the day and year first above written.

Georgia Bank & Trust Company of Augusta

By:	/s/ Robert W. Pollard, Jr.
Its:	Vice Chairman of the Board

EXECUTIVE:

/s/ R. Daniel Blanton

SCHEDULE A

Plan Year	Amount in Which Vesting Occurs
1	0%
2	0%
3	0%
4	0%
5	0%
6	60%
7	70%
8	80%
9	90%
10	100%

SCHEDULE B

Lump Sum Death Benefit

R. Daniel Blanton

Year	Benefit
1	$ 900,000
2	$ 950,000
3	$ 950,000
4	$1,000,000
5	$1,050,000
6	$1,000,000
7	$1,150,000
8	$1,200,000
9	$1,250,000
10	$1,300,000
11	$1,350,000
12	$1,400,000
13	$1,500,000
14	$1,550,000
15	$1,600,000
16	$1,700,000

SCHEDULE “C”

BENEFICIARY DESIGNATION NOTICE

FOR

EXECUTIVE SALARY CONTINUATION AND

PARTICIPATION AGREEMENT

To the Plan Administrator of the Georgia Bank Company & Trust Non-Qualified Defined Benefit Plan for the benefit of R. Daniel Blanton:

Pursuant to the Provisions of my Executive Salary Continuation Agreement with Georgia Bank & Trust Company of Augusta permitting the designation of a beneficiary or beneficiaries by a participant, I hereby designate the following persons and entities as primary and secondary beneficiaries of any benefit under said Agreement payable by reason of my death:

Primary Beneficiary:

Name	Social Security Number	Relationship

Secondary (Contingent) Beneficiary:

Name	Social Security Number	Relationship

THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION IS HEREBY RESERVED. ALL PRIOR DESIGNATIONS, IF ANY, OF BENEFICIARIES AND SECONDARY BENEFICIARIES ARE HEREBY REVOKED.

The Plan Administrator shall pay all sums payable under the Agreement by reason of my death to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary Beneficiary, and if no named beneficiary survives me, then the Plan Administrator shall pay all amounts in accordance with the terms of the Executive Salary Continuation Agreement. In the event that a named beneficiary survives me and dies prior to receiving the entire benefit payable under said Agreement, then and in that event, the remaining unpaid benefit, payable according to the terms of the Agreement, shall be payable to the personal representatives of the estate of said deceased beneficiary, who survive me, but die prior to receiving the total benefit.

Date of Designation	Signature of Executive